Exhibit 99.1

IMPLANT SCIENCES SUBMITS REVISED PLAN TO NYSE ALTERNEXT US

WAKEFIELD, MA. December 5, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of systems and sensors for the homeland security market and related industries, today announced the Company submitted a revised plan of compliance (the “Revised Plan”) to the NYSE Alternext US, LLC (the “Exchange”) on November 26, 2008 in response to a November 5, 2008 notification by the Exchange of non-compliance with its continued listing requirements.  The Revised Plan outlines the actions the Company has taken and will take that would bring it into compliance with Section 1003(a)(iv) of the Exchange’s Company Guide by February 5, 2009 and all continued listing standards by October 9, 2009.  The Company intends to issue a follow-up press release once it receives notification from the Exchange as to the status of acceptance of the plan.  The Company’s common stock continues to be listed on the NYSE Alternext US under the ticker symbol “IMX.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the NYSE Alternext US’s acceptance of the Revised Plan and, if accepted, the Company’s ability to execute upon the compliance plan so as to regain compliance with the NYSE Alternext US listing standards within the prescribed timeframes; if the NYSE Alternext US delists our common stock, it may be extremely difficult to raise capital; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com